  Exhibit 10.1

Fifth Modification Agreement

This Fifth Modification Agreement (this “Agreement”) is entered into as of June 21, 2019 and made effective as of May 31, 2019, among Dynatronics Corporation, a Utah corporation (“Dynatronics”), Hausmann Enterprises, LLC, a Utah limited liability company (“Enterprises”), and Bird & Cronin, LLC, a Utah limited liability company (“Bird,” and together with Dynatronics and Enterprises, individually and collectively, jointly and severally, “Borrower”), and Bank of the West, a California banking corporation (“Lender”).

Whereas, Lender has extended credit to Borrower pursuant to a Loan and Security Agreement dated as of March 31, 2017 among Borrower and Lender (as previously amended, modified or supplemented, including, without limitation, as modified by the Modification Agreement dated as of September 28, 2017, as further modified by the Modification Agreement dated as of February 16, 2018, as further modified by the Waiver and Modification Agreement dated as of July 13, 2018, and as further modified by the Modification Agreement dated as of November 9, 2018, the “Loan Agreement”);

Whereas, pursuant to the Loan Agreement and the other Loan Documents, Borrower granted Lender a first priority security interest in and lien on the Collateral;

Whereas, Borrower has requested Lender to modify the Loan Agreement in certain respects; and

Whereas, Lender has agreed to modify the Loan Agreement in certain respects in accordance with the terms of this Agreement;

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower mutually agree as follows:

Section 1. Modification Agreement.

 Section 1.1. Recitals and Representations Accurate. The above recitals are hereby made a part of this Agreement and Borrower acknowledges and agrees that each of the recitals is true and correct. Terms used but not defined in this Agreement have the meanings given to them in the Loan Agreement.

 Section 1.2. Ratification. All of the terms, covenants, provisions, representations, warranties, and conditions of the Loan Documents, as amended or modified hereby, are ratified, acknowledged, confirmed, and continued in full force and effect as if fully restated herein.

 Section 1.3. Collateral. Borrower confirms and ratifies its continuing mortgage, pledge, assignment, and/or grant of security interest in and lien on the Collateral to and in favor of Lender as set forth in the Loan Documents.

 Section 1.4. Amendments to Definitions.

 (a) Sections 2.1(c) (“Adjusted EBITDA”), 2.1(i) (“Borrowing Base”), and 2.1(rr) (“Liabilities”) of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

(c) “Adjusted EBITDA” means, as of any date of calculation and for any period, without duplication, Net Income for such period plus the sum of all amounts deducted in arriving in such Net Income in respect of (i) Interest Expense, (ii) taxes, (iii) depreciation and amortization expenses (as reported on the applicable Person’s cash flow statement), (iv) stock-based compensation expenses, (v) transaction costs, fees, and expenses incurred in connection with a Permitted Acquisition (not to exceed for any Permitted Acquisition the lesser of (x) $1,000,000 and (y) five percent (5%) of the cash consideration paid by Borrower in such Permitted Acquisition), (vi) one-time severance-related expenses incurred in connection with the severance of Kelvyn Cullimore as an officer of the Borrower (not to exceed $1,013,000 in the aggregate), (vii) other one-time severance-related expenses (not to exceed $500,000 in the aggregate in any twelve (12) month period), (viii) inventory write-offs incurred in connection with SKU rationalization (not to exceed $180,000 in the aggregate), (ix) inventory write-offs incurred in connection with discontinued repair program (not to exceed $265,000 in the aggregate), (x) one-time expenses related to the conversion of Dynatronics’ preferred stock into common stock (not to exceed $300,000 in the aggregate), (xi) one-time expenses related to the transfer of Borrower’s manufacturing product lines to other locations (not to exceed $200,000 in the aggregate), minus the sum of all non-cash gains (including, without limitation, deferred gains attributable to sale/leaseback transactions) added in arriving at such Net Income. For the first twelve full months after each Permitted Acquisition, Adjusted EBITDA of the business or assets acquired in such Permitted Acquisition shall be calculated based on the actual results of operations attributable to the acquired assets or business for the most recently completed twelve month period, as shown in the financial statements reflecting such assets or business prior to such Permitted Acquisition, including applicable periods or months, and shall be satisfactory to Lender in its reasonable discretion.

(i) “Borrowing Base” means, as determined by Lender from time to time, the lesser of: (i) the Maximum Amount and (ii) the sum of (A) 80% of the aggregate amount of Eligible Accounts of Borrower minus Dilution Reserves; plus (B) 15% of the Value of Eligible Raw Materials and Purchased Components Inventory of Borrower; plus (C) 48% of the Value of Eligible Finished Goods Inventory of Borrower; minus (D) amounts secured by Statutory Liens and Reserves other than Dilution Reserves; provided that, the sum of the amounts at any time included in foregoing clauses (B) and (C) shall not exceed the amount included in foregoing clause (A) at such time.

(rr) “Liabilities” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services, and all obligations under leases which are or should be, under GAAP, recorded as capital leases, in respect of which a Person is directly or contingently liable as Borrower, Guarantor, endorser or otherwise, or in respect of which a Person otherwise assures a creditor against loss, (b) all obligations for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property (including without limitation accounts receivable and contract rights) owned by a Person, whether or not such Person has assumed or become liable for the payment thereof, (c) all other liabilities and obligations which would be classified in accordance with GAAP as liabilities on a balance sheet or to which reference should be made in footnotes thereto, and (d) any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with each and any of the following bank products and services provided by Lender or any of its affiliates: (i) credit cards for commercial customers (including, but not limited to, virtual card numbers, commercial credit cards, purchasing cards, and other similar single credit devices ), (ii) stored value cards, and (iii) depository, cash management, and treasury management services (including, but not limited to, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

 (b) Subsection (d) of Section 2.1 (zz) (“Permitted Acquisition”) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(d) Borrower has delivered to Lender a Compliance Certificate not less than sixty (60) days prior to the anticipated closing date of such Acquisition, which certificate shows that Borrower would have a Consolidated Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 as of the twelve-month period most recently ended for which Borrower has delivered financial statements pursuant to Section 5.3(b) but on a Pro Forma Basis after giving effect to such Acquisition.

 Section 1.5. Amendment to Financial Covenants. Section 5.15 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5.15 Financial Covenants-Minimum Consolidated Fixed Charge Coverage Ratio. At any time the Excess Availability Amount is, for five (5) consecutive Business Days, less than the greater of (i) $1,000,000 and (ii) 10% of the Borrowing Base (each, a “FCCR Trigger Event”), not permit the Consolidated Fixed Charge Coverage Ratio on the last day of each month thereafter for the twelve-month period then ended to be less than 1.10 to 1.00; provided that, at such subsequent time that the Excess Availability Amount is, for thirty (30) consecutive calendar days, at least the greater of (i) $1,000,000 and (ii) 10% of the Borrowing Base, the foregoing requirement for a minimum Consolidated Fixed Charge Coverage Ratio shall cease to apply until the occurrence of a subsequent FCCR Trigger Event.

 Section 1.6. Amendment to Limitations on Senior Funded Indebtedness. Section 5.16 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5.16 Limitations on Senior Funded Indebtedness. Not, after the date hereof, create, incur or assume, directly or indirectly, any Senior Funded Indebtedness other than (i) Senior Funded Indebtedness owed or to be owed to Lender, (ii) the Manufacturing Facility Mortgage, (iii) the Headquarters Lease, and (iv) other Senior Funded Indebtedness of up to $750,000.00 in the aggregate at any time.

 Section 1.7. Amendment to Limits on Capital Expenditures. Section 5.19 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

5.19 Capital Expenditures Not, directly or indirectly, make or commit to make capital expenditures by lease, purchase, or otherwise, except in the ordinary and usual course of business for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in Borrower’s or such Subsidiary’s business, provided, however, that so long has no Event of Default shall have occurred and be continuing or would occur after giving effect to the following expenditures, Borrower or such Subsidiary may make capital expenditures in the ordinary course of business in an amount not to exceed $1,000,000.00 during any fiscal year, combined for Borrower and each Subsidiary of Borrower.

 Section 1.8. Addition of Restricted Payments Covenant. Section 5 of the Loan Agreement is hereby amended by adding to the end thereof the following Section 5.32:

5.32 Restricted Payments. Except as provided below, not (i) make any dividend or other distribution to any holders of Equity Interests of Dynatronics, (ii) purchase or redeem any Equity Interests of Dynatronics, or (iii) make any loans to, or investment in, any affiliate of a Borrower except for Enterprises and Bird (each a “Restricted Payment”); provided, however, that:

(a)
Borrower may make dividend payments with respect to Borrower’s Dynatronics Corporation Series A 8% Convertible Preferred Stock and Dynatronics Corporation Series B Convertible Preferred Stock outstanding as of June 30, 2019, in each case in such amounts calculated and payable pursuant to the terms and conditions contained in Section 3 of the “Certificate of Designation of the Preferences, Rights and Limitations of the Series A 8% Convertible Preferred Stock of Dynatronics Corporation” and in Section 3 of the “Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Dynatronics Corporation” (The text of Section 3 of each of these documents as currently in effect is attached to this Agreement as Schedule 5.32); and

(b)
Borrower may make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Borrower and the Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance.

Except for Restricted Payments under (a) or (b) above, Restricted Payments shall not be made by Borrower unless (x) not less than sixty (60) days prior to the anticipated date of such Restricted Payment, Borrower has delivered to Lender a Compliance Certificate that shows, on a Pro Forma Basis after giving effect to such Restricted Payment, (i) Borrower has a Consolidated Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 as of the twelve month period most recently ended for which Borrower has delivered financial statements pursuant to Section 5.3(b) and (ii) Borrower has an Excess Availability Amount of at least 20% of the Borrowing Base.

 Section 1.9. Addition of Change in Lease Accounting Section. Section 7 of the Loan Agreement is hereby amended by adding to the end thereof the following Section 7.27:

7.27. Change in Lease Accounting. Notwithstanding anything to the contrary contained herein, including, without limitation, the definition of Liabilities, the definition of Senior Funded Indebtedness, the terms of Section 5.16, and the terms of Section 7.15, all financial covenants, basket amounts and ratios contained herein or in any other Loan Document, and all exhibits thereto and certificates delivered in connection therewith, shall be calculated without giving effect to any changes in GAAP (or the implementation thereof) after June 30, 2019, that would require lease obligations that were treated as operating leases under GAAP as in effect on June 30, 2019 (including, without limitation, with respect to leases entered into after such date), to be classified and accounted for as capital leases or otherwise reflected as liabilities on the Borrower’s consolidated balance sheet (including, without limitation, as result of the issuance on February 25, 2016, by the Financial Accounting Standards Board of a new Accounting Standards Update (ASU), Leases (Topic 842) and Accounting Standards Codification 842); provided, that, in connection with any change in GAAP (or the implementation thereof) with respect to the classification or accounting of lease obligations, the Borrower shall provide to the Lender a balance sheet with separate line entries for its capital leases and its operating leases to be included in the financial statements required to be delivered under this Agreement.

 Section 1.10. Amendment to Add New Schedule. The Loan Agreement is hereby amended by adding to the end thereof the Schedule 5.32 attached hereto.

 Section 1.11. Amendment to Form of Compliance Certificate. Schedule 2 to the form of Compliance Certificate is hereby amended and replaced in its entirety by the form of Schedule 2 of Compliance Certificate attached hereto.

 Section 1.12. Conditions Precedent to Effectiveness. This Agreement shall be effective as of the date first above written upon the date on which each of the following conditions are satisfied:

 (a) Lender shall have received counterparts executed by each other party thereto of each of the following, by original or electronic transmission (promptly followed by originals), each in form and substance satisfactory to Lender:

 (i) this Agreement;

 (ii) a Consent and Agreement by Guarantor in the form attached to this Agreement;

 (iii) an Organization, Authorization and Incumbency Certificate in the form attached to this Agreement; and

 (iv) such other documents and certificates as Lender or its counsel may reasonably request relating to Borrower, Guarantor, the authorization of this Agreement, and any other legal matters relating to Borrower, Guarantor, the Loan Agreement, or this Agreement.

 (b) All fees and expenses incurred or payable by Lender (including, without limitation, reasonable fees and expenses of counsel for Lender), arising in connection with the negotiation, preparation and execution of this Agreement.

 Section 1.13. Representations and Warranties. Borrower hereby represents and warrants to Lender that:

 (a) The person(s) executing this Agreement is(are) duly authorized to do so and to bind Borrower to the terms hereof;

 (b) Each of the Loan Documents is a valid and legal binding obligation of Borrower and/or Guarantor, as applicable, enforceable against Borrower and/or Guarantor, as applicable, in accordance with its terms, and is not subject to any defenses, counterclaims, or offsets of any kind;

 (c) All financial statements delivered to Lender were true, accurate and complete, in all material respects, as of the date of delivery to Lender;

 (d) Since the date of the Loan Documents there has been no material adverse change in the condition, financial or otherwise, of Borrower or Guarantor, except as disclosed to Lender in writing;

 (e) There exists no action, suit, proceeding or investigation, at law or in equity, before any court, board, administrative body or other entity, pending or threatened, affecting Borrower, Guarantor or any of Borrower’s or Guarantor’s property, wherein an unfavorable decision, ruling or finding would materially adversely affect the business operations, property or financial condition of Borrower or Guarantor; and

 (f) There exists no event of default, or other circumstance that with the passage of time or giving of notice or both will become an event of default, under any of the Loan Documents.

 Section 1.14. Fees, Costs and Expenses. Borrower shall, simultaneously with the execution of this Agreement, pay to Lender all fees, costs and expenses due and owing to Lender by Borrower under the Loan Documents.

Section 2. Miscellaneous.

 Section 2.1. Release of Lender. (a) Borrower hereby confirms that as of the date hereof it has no claim, set-off, counterclaim, defense, or other cause of action against Lender including, but not limited to, a defense of usury, any claim or cause of action at common law, in equity, statutory or otherwise, in contract or in tort, for fraud, malfeasance, misrepresentation, financial loss, usury, deceptive trade practice, or any other loss, damage or liability of any kind, including, without limitation, any claim to exemplary or punitive damages arising out of any transaction between or among Borrower and Lender. To the extent that any such set-off, counterclaim, defense, or other cause of action may exist or might hereafter arise based on facts known or unknown that exist as of this date (collectively, the “Released Claims”), such Released Claims are hereby expressly and knowingly waived and released by Borrower. Borrower acknowledges that this release is part of the consideration to Lender for the financial and other accommodations granted by Lender in this Agreement.

 (b) Borrower also expressly waives and releases all rights conferred upon it by the provisions of California Civil Code Section 1542, and expressly agrees that this Agreement shall be given full force and effect according to each of its express provisions. California Civil Code Section 1542 provides:

“A General Release does not extend to claims which the Creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the Debtor.”

With regard to Section 1542 of the California Civil Code, Borrower hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, expenses and defenses, which are presently unknown, unanticipated, misunderstood and unsuspected. Borrower further agrees, represents and warrants that this Agreement has been negotiated and agreed upon in light of that realization and that it nevertheless hereby waives and releases all rights and benefits which it may otherwise have against Lender under Section 1542 of the California Civil Code with regard to the release of such unknown, unanticipated, misunderstood and unsuspected causes of action, claims, demands, debts, controversies, damages, costs, losses, expenses and defenses, and all Released Claims.

 Section 2.2. Costs and Expenses. Borrower shall pay to Lender on demand any and all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by Lender in establishing, maintaining, protecting or enforcing any of Lender’s rights or any of the obligations owing by Borrower to Lender, including, without limitation, any and all such costs and expenses incurred or paid by Lender in defending Lender’s security interest in, title or right to, the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations.

 Section 2.3. Indemnification. Borrower shall indemnify, defend and hold Lender and its directors, officers, employees, agents and attorneys (each an “Indemnitee”) harmless against any claim brought or threatened against any Indemnitee by Borrower or any guarantor or endorser of the obligations of Borrower to Lender, or any other person (as well as from attorneys’ fees and expenses in connection therewith) on account of Lender’s relationship with Borrower, or any guarantor or endorser of the obligations of Borrower to Lender (each of which may be defended, compromised, settled or pursued by Lender with counsel of Lender’s election, but at the expense of Borrower), except for any claim arising out of the gross negligence or willful misconduct of Lender. The within indemnification shall survive payment of the obligations of Borrower to Lender, and/or any termination, release or discharge executed by Lender in favor of Borrower.

 Section 2.4. Joint and Several. Each Borrower shall be jointly and severally liable for payment and/or performance of all obligations arising under this Agreement, and the term “Borrower” shall include each as well as all of them.

Section 2.5. Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

 Section 2.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

 Section 2.7. Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

 Section 2.8. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and Lender shall be entitled to rely thereon) until released in writing by Lender. Lender may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of Lender; and Lender shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

 Section 2.9. Further Assurances. Borrower will from time to time execute and deliver to Lender such documents, and take or cause to be taken, all such other further action, as Lender may request in order to effect and confirm or vest more securely in Lender all rights contemplated by this Agreement (including, without limitation, to correct clerical errors) or to vest more fully in or assure to Lender the security interest in the Collateral or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the execution of stock transfer orders and stock powers, endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, Borrower authorizes Lender to file financing statements, continuation statements or amendments without Borrower’s signature appearing thereon, and any such financing statements, continuation statements or amendments may be signed by Lender on behalf of Borrower, if necessary, and may be filed at any time in any jurisdiction. Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto which contain any information required by the Uniform Commercial Code of California as amended from time to time (the “Code”) for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Lender promptly upon request. In addition, Borrower shall at any time and from time to time take such steps as Lender may reasonably request for Lender (i) to obtain an acknowledgment, in form and substance satisfactory to Lender, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Lender, (ii) to obtain “control” (as defined in the Code) of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Lender, and (iii) otherwise to insure the continued perfection and priority of Lender’s security interest in any of the Collateral and the preservation of its rights therein. Borrower hereby constitutes Lender its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all obligations of Borrower to Lender are irrevocably paid in full and the Collateral is released.

 Section 2.10. Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Borrower shall obtain Lender’s prior written consent to each such amendment, action or omission to act. No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Lender on any future occasion.

 Section 2.11. Terms of Agreement. This Agreement shall continue in force and effect so long as any obligation of Borrower to Lender shall be outstanding and is supplementary to each and every other agreement between Borrower and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and Lender be construed to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

 Section 2.12. Notices. Any notices under or pursuant to this Agreement shall be deemed duly received and effective if delivered in hand to any officer or agent of Borrower or Lender, or if mailed by registered or certified mail, return receipt requested, addressed to Borrower or Lender at the address set forth in the Loan Agreement or as any party may from time to time designate by written notice to the other party.

 Section 2.13. California Law. This Agreement shall be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without giving effect to the conflicts of laws principles thereof.

 Section 2.14. Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to Lender may be reproduced by Lender by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

 Section 2.15. Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower irrevocably appoints the Secretary of State of the State of California as its authorized agent to accept and acknowledge on its behalf any and all process which may be served in any such suit, action or proceeding, consents to such process being served (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower’s address shown above or as notified to Lender and (ii) by serving the same upon such agent, and agrees that such service shall in every respect be deemed effective service upon Borrower.

 Section 2.16. Waiver of Jury Trial. Borrower and Lender acknowledge that the right to trial by jury is a constitutional right, and that it may be waived under certain circumstances. To the extent permitted by law each party, after consulting (or having the opportunity to consult) with counsel of its choice, waives any right to trial by jury in the event of litigation related to this Note or any other document, instrument or transaction between the parties.

 Section 2.17. Judicial Reference Provision. In the event the above Jury Trial Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to this Agreement or any other document, instrument or transaction between the parties (each, a “Claim”), will be resolved by a reference proceeding in California pursuant to Section 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the “Court”). The following matters shall not be subject to reference: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including without limitation set-off), (iii) appointment of a receiver, and (iv) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted, will be a reference hereunder. After consulting (or having the opportunity to consult) with counsel of its choice, each party agrees that all claims resolved under this reference provision will be decided by a referee and not a jury.

[Signature Page Follows]

Executed as of the date first written above.

Borrower:

Bird & Cronin, LLC

By: Dynatronics Corporation,

its Manager

By: _______________________________
Name: _____________________________
Title: ______________________________

Dynatronics Corporation

By: _______________________________
Name: _____________________________
Title: ______________________________

Hausmann Enterprises, LLC

By: Dynatronics Corporation,

its Manager

By: _______________________________
Name: _____________________________
Title: ______________________________

Accepted: Bank of the West By: _______________________________ Name: _____________________________ Title: ______________________________

[Signature Page to Fifth Modification Agreement]

Schedule 5.32

Restricted Payments

Excerpt from Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock of Dynatronics Corporation

Section 3.
Dividends.
(a) Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum (subject to increase pursuant to Section 9(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (with respect only to Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Corporation’s option, subject to Shareholder Approval, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date (the “Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Corporation, in cash or shares of Common Stock (subject to Shareholder Approval), which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock (subject to Shareholder Approval), which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock (subject to Shareholder Approval) which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value. In addition, as a condition to paying dividends in shares of Common Stock, as to such Dividend Payment Date, prior to such Dividend Notice Period (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Corporation shall have delivered to each Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Dividend Share Amount divided by (y) the Dividend Conversion Rate, assuming for such purposes that the Dividend Payment Date is the Trading Day immediately prior to the commencement of the Dividend Notice Period (the “Dividend Conversion Shares”). The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.

(b) Corporation’s Ability to Pay Dividends in Cash or Kind. On the Closing Date, the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or shares of Common Stock, the Corporation must provide the Holders with at least 20 Trading Days’ notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). If at any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock and such shares are included on a Registration Statement, the Corporation shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election. The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to such Holder in connection with such Dividend Payment Date. If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Corporation.

(c) Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to (i) any Preferred Stock that would have been converted pursuant to Sections 8(a) or 8(b) but for the ownership limitations of Section 6(d) and (ii) any Preferred Stock actually converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.

(d) Late Fees. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within three (3) Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.

(e) Other Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

Excerpt from Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Dynatronics Corporation

Section 3. Dividends.
(a) Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum (subject to increase pursuant to Section 9(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date, on each Full Forced Conversion Date, on each Limited Forced Conversion Date, and on each Conversion Date (with respect only to shares of Series B Preferred Stock being converted) (each such date, a "Dividend Payment Date") (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Company's option, following Shareholder Approval (including, for the avoidance of doubt, any Shareholder Approval that may be required in connection with (A) Nasdaq Listing Rule 5635 in connection with issuances of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding, or voting power equal to in excess of 20% of the voting power outstanding, or (b) dividend payments to Nasdaq Insiders to comply with Nasdaq Listing Rule 5635(c)), in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the "Dividend Share Amount"). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date (the "Dividend Notice Period"), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Company, in cash or shares of Common Stock (following Shareholder Approval), which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock (following Shareholder Approval), which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock (following Shareholder Approval) which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value. In addition, as a condition to paying dividends in shares of Common Stock, as to such Dividend Payment Date, prior to such Dividend Notice Period (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Company shall have delivered to each Holder's account with The Depository Trust Company a number of shares of Common Stock to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Dividend Share Amount divided by (y) the Dividend Conversion Rate, assuming for such purposes that the Dividend Payment Date is the Trading Day immediately prior to the commencement of the Dividend Notice Period (the "Dividend Conversion Shares"). The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.

(b) Company's Ability to Pay Dividends in Cash or Kind. On the Closing Date, the Company shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date. The Company shall promptly notify the Holders at any time the Company shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Company has the right to pay dividends in cash or shares of Common Stock, the Company must provide the Holders with at least 20 Trading Days' notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). If at any time the Company delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock and such shares are included on a registration statement, the Company shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election. The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to such Holder in connection with such Dividend Payment Date. If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Company.

(c) Dividend Calculations. Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to (i) any shares of Series B Preferred Stock that would have been converted pursuant to Sections 8(a) or 8(b) but for the ownership limitations of Section 6(d), and (ii) any shares of Series B Preferred Stock actually converted, provided that the Company actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein. Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series B Preferred Stock held by each Holder on such Dividend Payment Date.

(d) Late Fees. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within five (5) Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.

(e) Other Securities. So long as any shares of Series B Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any shares of Series B Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on any other series of preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series B Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series B Preferred Stock.

Schedule 2 to Compliance Certificate
1.	Adjusted EBITDA:
	Net Income:	$_____________
Plus:
	(i) Interest Expense:	$_____________
	(ii) taxes:	$_____________
	(iii) depreciation and amortization expense1:	$_____________
	(iv) stock-based compensation expenses:	$_____________

(v) transaction costs, fees and expenses of any Permitted Acquisition (not to exceed for any Permitted Acquisition the lesser of (x) five (5)% of cash consideration paid by Borrower in such Permitted Acquisition and (y) $1,000,000):
$_____________
	(vi) one-time severance-related costs related to Kelvyn Cullimore (not to exceed $1,013,000 in the aggregate):	$_____________
	(vii) one-time severance-related costs (not to exceed $500,000 in the aggregate in any twelve month period):	$_____________
	(viii) inventory write-offs incurred in connection with SKU rationalization (not to exceed $180,000 in the aggregate):	$_____________
	(ix) inventory write-offs incurred in connection with discontinued repair program (not to exceed $265,000 in the aggregate):	$_____________
	(x) one-time expenses related to the conversion of Dynatronics’ preferred stock into common stock (not to exceed $300,000 in the aggregate):	$_____________

1 As reported on the applicable Person’s cash flow statement.

	(xi) one-time expenses related to the the transfer of Borrower’s manufacturing product lines to other locations (not to exceed $200,000 in the aggregate):	$_____________

(xii) for the first twelve full months after each Permitted Acquisition, Adjusted EBITDA of the business or assets acquired in such Permitted Acquisition calculated based on the actual results of operations attributable to the acquired assets or business including applicable periods or months for the most recently completed twelve month period, as shown in the financial statements reflecting such assets or business prior to such Permitted Acquisition:
$_____________
	Minus non-cash gains (including, without limitation, deferred gains attributable to sale/leaseback transactions):	$_____________
1.	Adjusted EBITDA	$_____________

              2.
Consolidated Fixed Charge Coverage Ratio for the applicable trailing twelve month period (at least 1.10 to 1.00)

A.	Adjusted EBITDA (1. above):	$_____________
B.	Taxes paid in cash:	$_____________
C.	Unfinanced Capital Expenditures:	$_____________
D.	Dividends paid in cash:	$_____________
E.	Amounts paid to repurchase Equity Interests:	$_____________
F.	2.A minus 2.B minus 2.C minus 2.D minus 2.E:	$_____________
G.	Current Portion of Long Term Debt:	$_____________
H.	Interest Expense:	$_____________
I.	2.G plus 2.H:	$_____________
J.	Ratio of 2.F to 2.I:	___:___

Consent and Agreement by Guarantor

The undersigned acknowledges receipt of a copy of the Fifth Modification Agreement dated on or about the date hereof (the “Modification Agreement”) among Dynatronics Corporation, a Utah corporation, Hausmann Enterprises, LLC, a Utah limited liability company, and Bird & Cronin, LLC, a Utah limited liability company (individually and collectively, “Borrower”), and Bank of the West (“Lender”), reaffirms its Unlimited Guaranty and its Security Agreement, acknowledges that the execution, delivery, and performance of the Modification Agreement shall have no effect on such Unlimited Guaranty, such Security Agreement or any other Loan Document (as such term is defined in the Loan and Security Agreement dated as of March 31, 2017 among Borrower and Lender, as amended, modified, and supplemented from time to time) to which it is a party, each of which remains the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Executed and dated as of June _, 2019.

Dynatronics Distribution Company, LLC By: Dynatronics Corporation, its Manager By: _______________________________ Name: _____________________________ Title: ______________________________

Organizational and Authorization Certificate

On behalf of Dynatronics Corporation, a Utah corporation (“Corporation”), Hausmann Enterprises, LLC, a Utah limited liability company, Dynatronics Distribution Company, LLC, a Utah limited liability company, and Bird & Cronin, LLC, a Utah limited liability company (individually and collectively, “Borrower”), the undersigned certifies to Bank of the West (“Lender”) that:

 (a) except for any amendments attached hereto, the articles of incorporation, by laws, articles of organization, operating agreement, and other organizational documents of Borrower previously delivered to Lender remain in full force and effect without amendment or modification;

 (b) Borrower remains in good standing in all states where so required by the Loan and Security Agreement dated as of March 31, 2017 among Borrower and Lender (as amended, modified, and supplemented, the “Loan Agreement”; terms used but not defined herein having the meanings given therein);

 (c) together with any resolutions delivered to Lender as of the date hereof, the resolutions and other authorizing documents of Borrower delivered to Lender and any amendment thereto remain effective to authorize the amendments of the Loan Agreement as described in the Fifth Modification Agreement dated on or about the date hereof among Borrower and Lender (the “Modification Agreement”), and the related Loan Documents;

 (d) none of such organization documents or other authorizing documents of Borrower delivered in connection with the Loan Agreement and any amendment thereto has been repealed, revoked, rescinded or amended in any respect (except as clearly indicated in the attached documents), and each remains in full force and effect as of the date hereof;

 (e) he/she is authorized on behalf of Borrower to deliver this Organizational and Authorization Certificate on behalf of Borrower;

 (f) Lender may conclusively rely on this Certificate unless and until superseding documents shall be delivered to Lender;

 (g) the Corporation is the sole manager of Hausmann Enterprises, LLC, a Utah limited liability company, Dynatronics Distribution Company, LLC, a Utah limited liability company, and Bird & Cronin, LLC, a Utah limited liability company; and

 (h) Any of the following:

	Name	Title	Signature
1.	David Wirthlin	Chief Financial Officer and Secretary
2.	Christopher von Jako	Chief Executive Officer

acting individually or in combination as may be set forth above (the “Authorized Signer(s)”), have full power and authority to, and are hereby authorized, on behalf of the Corporation, to execute and deliver to the Lender, and the Lender is requested to accept, the Modification in such form as may be agreed upon by the Authorized Signer(s) and the Lender, and that the signature opposite each officer’s name is his true signature.

In Witness Whereof, I have signed this Organizational and Authorization Certificate as of June__, 2019.
By: _______________________________ Name: _____________________________ Title: ______________________________

The undersigned Chief Executive Officer of the Corporation hereby certifies that David Wirthlin holds the positions of Chief Financial Officer and Secretary of the Corporation and that his foregoing signature is true and genuine.
By: _______________________________ Name: _____________________________ Title: ______________________________